Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640	April 19, 2005

DOVER REPORTS FIRST QUARTER 2005 RESULTS

New York, New York, April 19, 2005 — Dover Corporation (NYSE: DOV) earned $100.3 million or $.49 diluted earnings per share (EPS) from continuing operations for the first quarter ended March 31, 2005, compared to $83.8 million or $.41 EPS from continuing operations in the comparable period last year, an increase of 20%. Net earnings for the first quarter of 2005 were $98.1 million or $.48 EPS, including $2.1 million of losses from discontinued operations compared to $83.1 million or $.41 EPS, for the same period of 2004, which included $0.7 million of losses from discontinued operations. Sales for the first quarter of 2005 were a record $1,449.0 million, an increase of 17% as compared to $1,242.4 million for the comparable period last year.

Commenting on the results and the current outlook, Dover’s Chief Executive Officer, Ronald L. Hoffman, said, “Dover’s strong first quarter operating results reflect our success in building on the momentum we established in 2004. Compared to the prior year quarter, all six of our operating segments realized sales gains, four generated improved earnings and three had better operating margins. I am encouraged by the fact that our results showed sequential improvement in sales, earnings, bookings and backlog, which suggest that we are likely to see continued improvement in the coming quarter.

“I am particularly pleased that our Industrial companies showed continued strong sales and earnings growth, especially in our North American markets. All four Industrial segments achieved year-over-year earnings gains and double-digit revenue increases, and many of these companies were able to establish and maintain price increases for their products in very competitive markets. Dover Resources, our sales, earnings and margin leader, continues to benefit from a petroleum market driven by high and reasonably stable commodity prices.

“All of our companies continue to drive improvements in their operations, including lowering costs through sourcing and process improvements, while bringing new products to market at the same time. While results in the Electronics and Technology segments still lag last year’s levels, there is some evidence to suggest that the global technology industry may have found the bottom of the cycle. Booking trends in both the CAT and Components groups improved during the quarter and we are hopeful that we will build on that trend.

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“As previously announced, Dover now reports its results in six segments and 13 operating groups. This new operating structure has already begun to improve our focus on markets served and enhance our management capacity to react to growth opportunities. We also feel that it will provide improved visibility to our shareholders. Our balance sheet remains very strong and we continue to actively search for acquisition candidates that meet Dover’s financial and operating criteria.”

“Overall, we are pleased with the first quarter performance of our companies and look forward to building on that success,” Mr. Hoffman concluded.

SEGMENT RESULTS

Diversified

	Three Months Ended March 31,
(in thousands, unaudited)	2005	2004	% Change

Net sales	$222,927	$184,907	21%
Earnings	24,303	22,265	9%
Operating margins	10.9%	12.0%
Bookings	272,072	218,092	25%
Book-to-Bill	1.22	1.18
Backlog	342,758	264,098	30%

Diversified achieved a 9% earnings improvement over the prior year, with favorable year-over-year comparisons in both the Industrial Equipment and Process Equipment groups. Bookings were up 25%, producing a 1.22 book-to-bill and a record backlog. The bookings increase was driven by military orders and a robust construction market in the Industrial Equipment Group. Diversified expects to achieve better results in the second quarter as a result of its recent acquisition and continued focus on operational improvements.

The Industrial Equipment group’s sales were up 30%, driven mainly by the companies serving the commercial aerospace and construction markets, although earnings rose only 5%. The January 2005 acquisition of Avborne, an aircraft maintenance, repair and overhaul business, provided nearly half of the sales growth, but lowered margins due to initial acquisition and integration costs as well as lower overall margin levels. As the year progresses, this strategic acquisition is expected to produce improved results as synergies and cost efficiencies are realized. The group’s margins were further reduced by a one-time labor contract renewal expense and steel cost increases passed through to customers at no markup. The automotive and powersports businesses were flat, as strong North American markets were offset by softness in Europe. Bookings rose 39% and backlog grew 20%, generating a book-to-bill ratio of 1.29.

The Process Equipment group achieved a 14% earnings improvement on a 10% increase in sales. The group’s color control product sales to the printing industry were at record levels, resulting in significant earnings and margin improvement. Though sales and earnings were flat in the power generation and oil & gas markets, bookings remain on a positive trend. Results in the heat exchanger market were negatively impacted by continued raw material price increases and lower volumes in Europe. Bookings increased 6%, backlog grew 8% and book-to-bill was 1.12.

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Electronics

	Three Months Ended March 31,
(in thousands, unaudited)	2005	2004	% Change

Net sales	$135,599	$110,372	23%
Earnings	10,334	11,103	-7%
Operating margins	7.6%	10.1%
Bookings	147,154	122,874	20%
Book-to-Bill	1.09	1.11
Backlog	110,361	84,012	31%

First quarter sales were 23% higher than the prior year period, reflecting gains at both the Components and Commercial Equipment groups. Electronics’ earnings for the quarter included $2.4 million of special restructuring/severance charges in the Components businesses that caused earnings to decline by 7% compared to the prior-year quarter. Electronics’ sequential quarterly sales and earnings were basically flat, inclusive of the restructuring/severance charges. Quarterly bookings increased 15% over the prior quarter resulting in a quarter end backlog of $110 million, up $12 million from year-end. Based on positive trends during the first quarter, Electronics expects the second quarter to show improvement, although further restructuring and integration efforts in the Components group will continue to impact results during the balance of the year.

The Components group reported a 28% increase in sales over the prior-year quarter largely due to the impact of the CFC and Voltronics acquisitions in 2004. Excluding the impact of acquisitions, sales were up 1% as weaker telecom activity was offset by modest growth in military and heavy truck markets. Compared to the previous quarter, Components’ sales were 5% higher as a result of improvements in most markets. Bookings advanced in the current quarter as compared to the fourth quarter, and yielded a book-to-bill of 1.13. The strength in the first quarter book-to-bill is attributed to strong orders in the heavy truck business, which is typical of the first quarter, and generally improved orders in other markets. Components’ first quarter 2005 earnings were down 13% compared to the same period last year, and were negatively impacted by special charges for plant consolidation and severance costs, most of which were associated with Vectron’s announced plans to consolidate its North American manufacturing operations. Excluding these charges, earnings rose by 22%, approximately two-thirds of which was due to cost and process improvements and one-third of which was due to acquisitions. Operating margins, excluding the special charges, were flat compared to the same period last year as the margin improvements at the core business were offset by weak results at Vectron’s CFC acquisition. Sequential quarterly earnings in Components rose 16%, inclusive of restructuring/severance charges. Aside from blanket orders received in the heavy truck business, order activity accelerated during the quarter, with total quarter- end backlog up 15% from year-end.

Sales in the Commercial Equipment group rose 11% versus the prior-year first quarter, driven by stronger ATM sales, but partly offset by weaker shipments in the chemical concentration dispensing business. Sales declined 9% from the previous record quarter, which benefited from very strong activity in the ATM business. Earnings were flat compared to the prior-year quarter as higher infrastructure cost and incremental spending on sales and marketing and product development activities offset the impact of higher sales volumes. Sequential quarterly earnings declined by 21% as a result of the spending on growth initiatives as well as the impact from lower sales volumes. Book-to-bill for the quarter was 0.97, and while order rates early in the quarter were soft, the group ended the quarter on a strong footing.

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Industries

	Three Months Ended March 31,
(in thousands, unaudited)	2005	2004	% Change

Net sales	$219,679	$195,603	12%
Earnings	25,220	21,060	20%
Operating margins	11.5%	10.8%
Bookings	223,159	228,559	-2%
Book-to-Bill	1.02	1.17
Backlog	206,258	201,213	3%

Industries’ first quarter results exceeded the prior year’s performance with positive earnings comparisons in both the Mobile Equipment and Service Equipment groups. Segment revenues increased for the eighth consecutive quarter, driven by market strength, share gains and improved pricing. Although earnings continued to be negatively impacted by rising steel costs, their impact on the first quarter results was largely mitigated by pricing increases made in 2004 and early 2005. Industries expects continued improvement in sales, earnings and margins in the second quarter of 2005.

The Mobile Equipment group saw sales increase 15% while earnings grew over 30%. Strength in the transportation markets coupled with strong sales to the military drove North American segment revenues. Growth in the commercial construction market, along with a strong replacement market, drove higher screed sales. Although the waste management equipment market got off to a slow start, revenues did grow slightly versus 2004. Earnings growth across the group was driven by higher volume, pricing and productivity gains. Bookings were down 3%, backlog was up over 4% and book-to-bill was 1.02, compared to the prior-year first quarter.

Revenues in the Service Equipment group grew 9%, and earnings increased 2%. Earnings across the group were again affected by high steel costs. Although pricing increases made in 2004 and early 2005 helped to contain the negative impact of the majority of steel price increases, pricing on market-sensitive products has been disciplined. Despite a soft automotive industry, Service Equipment revenues increased, as a result of pricing and market share gains. Carryover strength in the laser and machine tool markets resulted in a double-digit gain in chiller sales. Although bookings and backlog were down slightly from 2004 levels, the book-to-bill ratio was positive at 1.01.

Resources

	Three Months Ended March 31,
(in thousands, unaudited)	2005	2004	% Change

Net sales	$371,655	$290,792	28%
Earnings	63,768	47,248	35%
Operating margins	17.2%	16.2%
Bookings	405,088	336,105	21%
Book-to-Bill	1.09	1.16
Backlog	194,310	146,811	32%

Resources generated record sales, earnings, and bookings in the first quarter of 2005. All three groups within Resources realized positive comparisons to the prior year with positive leverage on increased sales in the Oil and Gas and Fluid Solutions groups. Based on robust market

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conditions, relatively strong backlog as well as the continuing benefit of 2004 acquisitions, Resources expects the second quarter to show further improvement.

The Oil and Gas Equipment group is experiencing the strongest market dynamics since the early 1990’s, and the businesses within the group have done an excellent job of managing capacity, material costs, material availability, and pricing. Earnings rose over 80% on a 57% sales increase reflecting positive margin improvement. This group has also benefited from incremental revenue and earnings improvements associated with the acquisition of US Synthetic in the third quarter of 2004. Bookings for the Oil and Gas group were up 39% compared to the prior year and backlog grew 26% with a 1.01 book-to-bill ratio.

The Fluid Solutions group had 22% higher sales and 28% earnings growth, producing positive leverage, resulting from strong rail and truck transportation markets, increasing expenditures in hydrocarbon and chemical processing, high utilization at refineries, and strong material commodity prices. The companies in this group have a strong global presence and are leveraging their position to increase their global sourcing activities, as well as their sales and marketing presence in key international markets. Additionally, all of the businesses in this group are reaping the benefits of their well-structured lean initiatives. The acquisition of Almatec in the fourth quarter of 2004 also had a positive impact on group results. Bookings were up 21%, backlog increased 34% and book to bill was 1.06.

The Material Handling group was the most challenged in Resources, but was still able to generate a 3% earnings increase on a 17% sales increase. Those companies serving the automotive business were negatively impacted by pricing pressures. The balance of the businesses in this group experienced strong market conditions in their construction equipment, military, mobile crane, and aerial lift markets. Ongoing cost reductions, as well as some pricing improvements had a positive impact, but could not fully offset the effect of steel and energy price increases. Bookings rose 11%, backlog grew 33% and the book-to-bill in Material Handling was 1.18.

Systems

	Three Months Ended March 31,
(in thousands, unaudited)	2005	2004	% Change

Net sales	$165,602	$147,631	12%
Earnings	21,223	15,579	36%
Operating margins	12.8%	10.6%
Bookings	168,696	161,214	5%
Book-to-Bill	1.02	1.09
Backlog	139,038	112,500	24%

Systems’ earnings improved by 36% over the same quarter in the prior year and 3% sequentially. Favorable year-over-year earnings improvements were achieved by both the Food Equipment group and the Packaging Equipment group of 29% and 32%, respectively. Segment margins improved by 2.2 percentage points over the prior year’s first quarter and by 1.1 percentage points over the preceding quarter due to well-executed pricing initiatives and productivity programs. Sales were up 12% year-over-year, reflecting increases in both groups, but down 6% sequentially due to normal quarterly fluctuations. The book-to-bill ratio for the quarter was 1.02 and bookings were up 5% over the prior-year quarter, reflecting increases in both the Food Equipment and Packaging Equipment groups. Backlog was up substantially compared to last year in all operations.

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The Food Equipment group had a strong first quarter, with earnings up 29% on a 14% sales increase. Margins improved by 13% over the prior-year quarter and 21% over the preceding quarter. Supermarket equipment sales and earnings were also up over the prior-year quarter, reflecting strong backlog entering 2005 and the continued strong capital programs of several major customers. Foodservice equipment sales were flat as compared to the previous year, but rose 6% sequentially. Margins on foodservice equipment also improved sequentially, but were below the prior-year level due to material cost increases and increased discounting and rebates. Group bookings were up 6% over the prior year, backlog grew 23%, primarily as a result of increases in supermarket equipment bookings, and book-to-bill was 1.04.

The Packaging Equipment group’s sales were up 9% compared to the first quarter of 2004 due to increased sales of can necking and trimming equipment, which rose 70%. This increase was partially offset by lower sales of packaging closures and automated packaging systems. Closure systems revenue was down due to slower demand in Europe, but bookings have picked up in the last two months of the quarter. Bookings and backlog for automated packaging equipment continued to be slow. Packaging Equipment group earnings were up 32% over the prior year first quarter, but down 12% sequentially. The year-over-year increase was due to strong shipments at the can necking and trimming division. Bookings were up 2%, backlog increased 24% and the book-to-bill ratio for the quarter was .97.

Technologies

	Three Months Ended March 31,
(in thousands, unaudited)	2005	2004	% Change

Net sales	$336,036	$315,244	7%
Earnings	20,941	26,583	-21%
Operating margins	6.2%	8.4%
Bookings	378,448	363,737	4%
Book-to-Bill	1.13	1.15
Backlog	205,430	195,393	5%

Technologies’ results reflect sales, earnings and margin improvements in the Product Identification and Printing group (PIP), which were offset by sales and significant earnings declines in the Circuit Assembly and Test (CAT) group. Based on modest improvements in bookings and backlog, and positive book-to-bill ratios, Technologies is optimistic that the market for production equipment is showing some positive signs of improvement. The markets served by the PIP companies have also seen some favorable indicators in the printing equipment markets, and the acquisition of Datamax late last year is contributing to improving comparisons.

The CAT companies experienced a 7% sales and a 61% earnings decline versus the prior-year period, and a 10% sales and 36% earnings decline compared to the prior quarter, largely due to the significant fall-off in activity in companies serving the back end semiconductor industry. The semiconductor sector experienced strong growth going into 2004, a trend that reversed itself in the third quarter of last year. Given the 13% improvement in bookings over the prior quarter, which were the highest since the second quarter of 2004, a book-to-bill of 1.16, and a 28% increase in backlog over the end of the prior quarter, most of the CAT companies are cautiously optimistic that the second quarter’s results will show improvement, although not to the levels achieved in the second quarter of 2004.

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The PIP companies had sales and earnings gains of 43% and 47%, respectively, over the prior year period, largely driven by the impact of the Datamax acquisition completed late in 2004. Compared to the prior year first quarter, bookings were up 34%, backlog grew 21% and the book-to-bill was 1.07, driven both by the Datamax acquisition as well as core growth. For the quarter, the product identification companies showed strong activity in the Americas and Asia, which was somewhat offset by weakness in western European countries. The economic slowdown in key markets, as well as announcements of new product releases and product mix, contributed to lower than expected sales, profits and margins. The package printing equipment companies, however, achieved their best first quarter performance in five years, reflecting strong activity in eastern European markets and specialty printing applications. The PIP group expects improvements in sales, earnings and margins in the second quarter.

Other Information:

During the first quarter of 2005, Dover acquired four add-on companies: two in Technologies, one in Diversified, and one in Electronics. The largest of these acquisitions was Avborne Accessory Group, Inc., a leading supplier of aircraft repair and overhaul services, and related parts, which is an add-on company to Sargent in the Diversified segment. These acquisitions did not have a material impact on the company’s quarterly financial earnings. For the first quarter of 2005, Dover’s investment in acquisitions was $100.7 million. The company made no acquisitions in first quarter of 2004.

Of the 17% consolidated revenue growth in the first quarter, 7% came from existing businesses, with 8% from acquisitions and the balance of 2% reflected currency translation.

Net losses from discontinued operations for the quarter were $2.1 million compared to net losses of $0.7 million for the same period last year. In the first quarter of 2005, Dover discontinued a small business in the Industries segment, which resulted in a net charge of $2.3 million. This business was subsequently sold on April 1, 2005. Comparatively, during the first quarter of 2004, Dover sold a small Components group business (then in the Technologies segment) resulting in a gain of $6.5 million, net of tax, which was offset by an adjustment to fair value of two discontinued businesses from the Diversified segment, resulting in a charge of $6.9 million, net of tax.

The effective tax rate for continuing operations for the first quarter of 2005 was 25.4% compared to last year’s first quarter tax rate of 28.8%. A $5.5 million tax benefit, or a 4.1% tax rate reduction, was recognized during the first quarter of 2005 as a result of a favorable United States Tax Court decision related to a 1997 income tax return position. The tax reserve related to this transaction was no longer required since the Tax Court decision became final during the quarter and can no longer be appealed. Excluding the benefit of this discrete item, the slight increase in the 2005 first quarter rate is primarily attributable to the 20% reduction in tax benefits relating to U.S. export sales caused by the American Jobs Creation Act of 2004.

Net debt levels increased $124.1 million during the first quarter of 2005 as a result of acquisitions and first quarter incentive compensation payments. Commercial paper borrowings increased and the net debt-to-total-capitalization ratio grew by approximately two percentage points during the period. The following table provides a reconciliation of net debt to total capitalization with the generally accepted accounting principles (GAAP) information found in the attached financial information.

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	March 31,	December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)	2005	2004

Current maturities of long-term debt	$251,227	$252,677
Commercial paper and other short-term debt	263,902	86,588
Long-term debt	755,443	753,063

Total debt	1,270,572	1,092,328
Less: Cash, equivalents and marketable securities	411,960	357,803

Net debt	858,612	734,525
Add: Stockholders’ equity	3,139,013	3,118,682

Total capitalization	$3,997,625	$3,853,207
Net debt to total capitalization	21.5%	19.1%

Free cash flow for the three months ended March 31, 2005 decreased as cash generated from operations declined $85.0 million compared to last year. The 2005 decline in free cash flow primarily reflects a change in net tax funding of $51.7 million and higher benefits and compensation payouts in 2005. The following table is a reconciliation of free cash flow with cash flows from operating activities.

	Three Months Ended March 31,
Free Cash Flow (in thousands, unaudited)	2005	2004

Cash flow provided by operating activities	$46,244	$131,283
Less: Capital expenditures	(27,820)	(20,931)
Dividends to stockholders	(32,592)	(30,479)

Free cash flow	$(14,168)	$79,873

During the first quarter of 2005, corporate expenses increased $4.9 million compared to the prior year due to higher compensation expenses, benefit costs as well as Sarbanes-Oxley compliance expenses.

In an effort to provide investors with additional information regarding the company’s results as determined by GAAP, the company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and total capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt and equity, as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt-to-total-capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors a measurement of cash generated from operations that is available to fund acquisitions and repay debt.

Dover will host a Webcast of its first quarter 2005 conference call at 9:00 AM Eastern Time on Wednesday, April 20, 2005. The Webcast can be accessed at the Company’s website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s first quarter 2005 results and its operating companies can also be found on the company website.

Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects” and “believes”, which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, the impact of

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continued events in the Middle East on the worldwide economy, economic conditions, increases in the costs of raw materials, customer demand, increased competition in the relevant market, and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

Effective January 1, 2005, Dover’s results are reported in six segments, and thirteen groups within those segments, and prior period results have been restated to reflect this realignment (see the following chart). Restated segment details are available on the company’s website at www.dovercorporation.com

Subsidiary	Group	Companies
Diversified	Industrial Equipment	Crenlo
Performance Motorsports
Sargent

	Process Equipment	CRL
Graphics Microsystems
Hydratight Sweeney
SWEP
Tranter PHE
Waukesha Bearings

Electronics	Commercial	Hydro Systems
	Equipment	Triton

	Components	Dielectric
Novacap
K & L Microwave
Dow Key
Kurz-Kasch
Vectron

Industries	Mobile Equipment	Heil Environmental
Heil Trailer
Marathon
Somero

	Service Equipment	Chief Automotive
Koolant Koolers
PDQ
Rotary Lift

Resources	Fluid Solutions	Blackmer
OPW Fluid Transfer Group
OPW Fueling Components
RPA Technologies
Wilden

	Material Handling	De-Sta-Co Industries
Tulsa Winch
Texas Hydraulics
Warn

	Oil & Gas Equipment	C. Lee Cook
Energy Products Group

Systems	Food Equipment	DI Foodservice
Hill Phoenix

	Packaging Equipment	Belvac
SWF
Tipper Tie

Technologies	Circuit Assembly & Test	Alphasem
DEK
Everett Charles
Hover-Davis
OK International
Universal
Vitronics

	Product Identification & Printing	Imaje
Mark Andy

####TABLES TO FOLLOW

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DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited) (in thousands, except per share figures)

	Three Months Ended March 31,
	2005	2004
Net sales	$1,449,034	$1,242,380
Cost of sales	951,543	806,515

Gross profit	497,491	435,865
Selling and administrative expenses	351,437	303,177

Operating profit	146,054	132,688

Interest expense, net	16,147	14,680
All other (income) expense, net	(4,479)	313

Total	11,668	14,993

Earnings from continuing operations, before taxes on income	134,386	117,695
Federal and other taxes on income	34,121	33,886

Net earnings from continuing operations	100,265	83,809

Net (losses) from discontinued operations	(2,131)	(697)

Net earnings	$98,134	$83,112

Basic earnings per common share:
- Continuing operations	$0.49	$0.41
- Discontinued operations	(0.01)	—

- Net earnings	$0.48	$0.41

Diluted earnings per common share:
- Continuing operations	$0.49	$0.41
- Discontinued operations	(0.01)	—

- Net earnings	$0.48	$0.41

Weighted average number of common shares outstanding during the period:
Basic	203,650	203,088
Diluted	204,904	204,763

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DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended March 31,
	2005	2004
SALES
Diversified	$222,927	$184,907
Electronics	135,599	110,372
Industries	219,679	195,603
Resources	371,655	290,792
Systems	165,602	147,631
Technologies	336,036	315,244
Intramarket eliminations	(2,464)	(2,169)

Net sales	$1,449,034	$1,242,380

EARNINGS
Diversified	$24,303	$22,265
Electronics	10,334	11,103
Industries	25,220	21,060
Resources	63,768	47,248
Systems	21,223	15,579
Technologies	20,941	26,583

Subtotal continuing operations	165,789	143,838
Corporate expense/other	(15,256)	(11,463)
Net interest expense	(16,147)	(14,680)

Earnings from continuing operations, before taxes on income	134,386	117,695
Federal and other taxes on income	34,121	33,886

Net earnings from continuing operations	$100,265	$83,809

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DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	March 31,	December 31,
BALANCE SHEET	2005	2004
Assets:
Cash and cash equivalents	$411,830	$357,606
Receivables, net of allowances for doubtful accounts	964,565	912,688
Inventories	813,254	775,741
Deferred tax & other current assets	117,283	103,912
Property, plant & equipment, net	750,119	756,680
Goodwill	2,209,913	2,149,780
Intangibles, net	523,705	529,277
Other assets	196,694	195,674
Assets of discontinued operations	11,157	10,821

	$5,998,520	$5,792,179

Liabilities & Stockholders’ Equity:
Short-term debt	$515,129	$339,265
Payables and accrued expenses	832,370	835,247
Taxes payable and other deferrals	734,971	724,098
Long-term debt	755,443	753,063
Liabilities of discontinued operations	21,594	21,824
Stockholders’ equity	3,139,013	3,118,682

	$5,998,520	$5,792,179

	Three Months Ended March 31,
CASH FLOWS	2005	2004
Operating activities:
Net earnings	$98,134	$83,112
(Earnings) losses from discontinued operations, net of tax	2,131	697
Depreciation and amortization	42,496	38,201
Net change (increase) decrease in assets and liabilities	(96,517)	9,273
Contributions to defined benefit pension plan	—	—

Net cash from (used in) operating activities	46,244	131,283

Investing activities:
Proceeds from the sale of property and equipment	1,156	1,424
Additions to property, plant and equipment	(27,820)	(20,931)
Proceeds from sale of discontinued business	—	15,000
Acquisitions (net of cash and cash equivalents acquired)	(100,668)	—

Net cash from (used in) investing activities	(127,332)	(4,507)

Financing activities:
Increase (decrease) in debt	177,815	(37,691)
Cash dividends to stockholders	(32,592)	(30,479)
Purchase of treasury stock and proceeds from exercise of stock options	2,785	4,363

Net cash from (used in) financing activities	148,008	(63,807)

Effect of exchange rate changes on cash	(9,999)	(7,365)
Net cash from (used in) discontinued operations	(2,697)	(3,450)
Net increase (decrease) in cash & equivalents	54,224	52,154
Cash & cash equivalents at beginning of period	357,606	370,379

Cash & cash equivalents at end of period	$411,830	$422,533

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DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)

DIVERSIFIED

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$184,907	$196,591	$188,064	$193,675	$222,927
Earnings	22,265	23,992	22,057	21,265	24,303
Bookings	218,092	198,256	207,576	204,691	272,072
Backlog	264,098	264,906	283,852	297,064	342,758
Book-to-Bill	1.18	1.01	1.10	1.06	1.22
Operating margins	12.0%	12.2%	11.7%	11.0%	10.9%

ELECTRONICS

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$110,372	$113,261	$118,015	$134,907	$135,599
Earnings	11,103	10,383	9,179	10,516	10,334
Bookings	122,874	115,087	111,565	132,869	147,154
Backlog	84,012	88,016	97,184	98,122	110,361
Book-to-Bill	1.11	1.02	0.95	0.98	1.09
Operating margins	10.1%	9.2%	7.8%	7.8%	7.6%

INDUSTRIES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$195,603	$210,201	$210,248	$218,466	$219,679
Earnings	21,060	26,216	24,930	24,352	25,220
Bookings	228,559	216,374	208,638	212,227	223,159
Backlog	201,213	208,935	208,961	200,825	206,258
Book-to-Bill	1.17	1.03	0.99	0.97	1.02
Operating margins	10.8%	12.5%	11.9%	11.1%	11.5%

RESOURCES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$290,792	$315,610	$337,139	$346,250	$371,655
Earnings	47,248	55,392	55,823	50,906	63,768
Bookings	336,105	339,620	320,140	351,454	405,088
Backlog	146,811	170,915	155,243	161,030	194,310
Book-to-Bill	1.16	1.08	0.95	1.02	1.09
Operating margins	16.2%	17.6%	16.6%	14.7%	17.2%

(1)	Excludes discontinued operations.

DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)

SYSTEMS

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$147,631	$159,031	$180,732	$176,424	$165,602
Earnings	15,579	15,913	18,289	20,574	21,223
Bookings	161,214	178,092	185,237	173,584	168,696
Backlog	112,500	133,549	137,966	135,401	139,038
Book-to-Bill	1.09	1.12	1.02	0.98	1.02
Operating margins	10.6%	10.0%	10.1%	11.7%	12.8%

TECHNOLOGIES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$315,244	$387,971	$412,414	$353,829	$336,036
Earnings	26,583	52,816	58,065	22,121	20,941
Bookings	363,737	413,027	348,782	327,218	378,448
Backlog	195,393	235,459	175,729	165,712	205,430
Book-to-Bill	1.15	1.06	0.85	0.92	1.13
Operating margins	8.4%	13.6%	14.1%	6.3%	6.2%

(1)	Excludes discontinued operations.